Exhibit 99.1

NEWS RELEASE

Contacts:
Janet Yang, Finance Manager
investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE ANNOUNCES MANAGEMENT CHANGES

HOUSTON — July 2, 2010 — W&T Offshore, Inc. (NYSE: WTI) today announced the resignation of W. Reid Lea from his position as the Company’s Executive Vice President and Manager of Corporate Development. Mr. Lea, whose resignation is effective July 2, 2010, is leaving to pursue other business opportunities. As part of the resignation, Mr. Lea has agreed to serve as a consultant for the Company for a period of ten months to assist the Company with transition matters. The Company also announced that it is currently recruiting and evaluating potential individuals to succeed Mr. Lea.

Tracy W. Krohn, the Company’s Founder, Chairman and Chief Executive Officer, commented, “On behalf of the Board of Directors, I want to thank Reid for his contributions to the Company. We appreciate his agreement to stay on as a consultant to ensure a smooth transition and wish him well in his future endeavors.”

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisitions, exploitation and exploration and holds working interests in approximately 77 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events. These forward-looking statements include, among other things, statements regarding our management changes. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties, including, among other things, market conditions for executive recruitment, competition, and other factors that are described in our filings with SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.